Exhibit 99.1

News

Cephalon Contacts
Media: Robert Grupp
610-738-6402
rgrupp@cephalon.com

Investors: Chip Merritt
610-738-6376
cmerritt@cephalon.com

For Immediate Release

Cephalon, Inc. Announces Agreements with Barr Laboratories, Inc. Regarding Settlement of PROVIGIL® and ACTIQ® Patent Litigations

Frazer, Pa. — February 1, 2006 — Cephalon, Inc. (Nasdaq: CEPH) announced today that it has entered into agreements with Barr Laboratories, Inc. to settle its pending patent infringement disputes in the United States related to PROVIGIL® (modafinil) Tablets [C-IV] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II].

“This is a transformational event for Cephalon,” said Frank Baldino, Jr., Chairman and Chief Executive Officer.  “Continued PROVIGIL sales provide a new foundation for further accelerating Cephalon’s growth over the next several years.”

In connection with the settlements, Cephalon will grant Barr a non-exclusive royalty-bearing right to market and sell a generic version of PROVIGIL in the United States.  Barr’s license will become effective in October 2011, unless Cephalon obtains a pediatric extension for PROVIGIL which would permit entry by Barr in April 2012.  An earlier entry by Barr may occur based upon the entry of another generic version of PROVIGIL.

“While we remain confident in the strength of the PROVIGIL patent, we believe that with these settlements we have struck an appropriate balance between protecting our intellectual property rights and providing more certainty to our business through at least 2011,” said John E. Osborn, Senior Vice President and General Counsel.

Cephalon and Barr also agreed to a series of business arrangements related to modafinil. Specifically, Barr has agreed to grant to Cephalon a non-exclusive license, effective immediately, to certain of its worldwide intellectual property rights related to modafinil in exchange for an upfront payment. Cephalon also has agreed to purchase certain existing and in-process inventory of the active pharmaceutical ingredient modafinil.

SOURCE: Cephalon, Inc. • 41 Moores Road • Frazer, PA 19355 • (610) 344-0200 • Fax (610) 344-0065

With respect to ACTIQ, Cephalon will grant Barr an exclusive royalty-bearing right to market and sell a generic version of ACTIQ in the United States, effective on December 6, 2006.  Barr will pay specified royalties on net profits of its generic ACTIQ product for the period December 6, 2006 through February 3, 2007, subject to certain limitations.  Under an agreement entered into with Barr in mid-2004 in connection with the company’s acquisition of CIMA LABS and pursuant to a Federal Trade Commission order, Cephalon granted Barr a non-exclusive, royalty-free license to sell a generic version of ACTIQ effective on the earlier of final approval of Cephalon’s fentanyl effervescent buccal tablet (FEBT) or February 3, 2007, if Cephalon receives a pediatric extension for ACTIQ (or September 5, 2006, if Cephalon does not receive the extension).

The terms of the agreements are confidential, and are subject to review by the Federal Trade Commission. Financial terms were not disclosed.

The parties will promptly file a dismissal with the United States District Courts for the Districts of New Jersey and Delaware that will conclude pending litigation between the parties regarding PROVIGIL and ACTIQ, respectively.  This settlement and the previously announced settlements with Teva Pharmaceutical Industries Ltd. and its affiliate, Ranbaxy Laboratories Limited, and Mylan Pharmaceuticals Inc. resolve the PROVIGIL litigation with all four firms that Cephalon understands were the first to submit abbreviated new drug applications (ANDAs) with Paragraph IV certifications to the Food and Drug Administration.  As such, Teva, Ranbaxy, Mylan and Barr would be granted the 180-day exclusivity provided by the provisions of the Federal Food, Drug, and Cosmetic Act.  The separate, ongoing PROVIGIL patent litigation between Cephalon and Carlsbad Technology, Inc., pending in the U.S. District Court in New Jersey, is unaffected by these settlements.  The lawsuit against Carlsbad claims infringement of Cephalon’s U.S. Patent No. RE37,516, which covers pharmaceutical compositions and methods of treatment with the form of modafinil contained in PROVIGIL. This patent expires in October 6, 2014 and may be extended by six months (to April 6, 2015) upon acceptance by the FDA of the pediatric study data submitted by the company on December 21, 2005.

As previously announced, Cephalon will reissue 2006 guidance when it releases its fourth quarter and full year 2005 financial results on February 14, 2006 to reflect the recent settlements of the PROVIGIL and ACTIQ patent infringement suits, the closing of the Zeneus acquisition, the current timeline for commercial launch of SPARLON, and the impact of the recent rise in the company’s stock price on the number of shares included in the income per share calculation.  The company expects to report a modest increase in 2006 guidance when issued.

Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products to treat sleep and neurological disorders, cancer and pain. Cephalon currently employs approximately 2,600 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota.

The company currently markets four proprietary products in the United States: PROVIGIL, GABITRIL® (tiagabine hydrochloride), ACTIQ and TRISENOX® (arsenic trioxide) injection, and more than 20 products internationally. Full prescribing information for all U.S. products is available at www.cephalon.com or by calling 1-800-896-5855.

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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding the settlement of this litigation, including whether the Federal Trade Commission will approve the terms of such settlement,  anticipated scientific progress on its research programs; development of potential pharmaceutical products; interpretation of clinical results; prospects for regulatory approval; manufacturing development and capabilities; market prospects for its products; sales and earnings guidance; and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.

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